Exhibit 10.30

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

DATED NOVEMBER 4, 2010

HORIZON PHARMA AG

AND

MUNDIPHARMA MEDICAL COMPANY

MANUFACTURING AND SUPPLY AGREEMENT

MANUFACTURING AND SUPPLY AGREEMENT

THIS AGREEMENT is made the 4th day of November 2010

BETWEEN:

(1)	HORIZON PHARMA AG a company incorporated in accordance with the laws of Switzerland with its registered office at Kägenstrasse 17, CH-4153 Reinach, Switzerland (“Horizon”); and

(2)	MUNDIPHARMA MEDICAL COMPANY a partnership organised in accordance with the laws of Bermuda with Registered No. EC – 16260 and with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (“Mundipharma”).

RECITALS

(A)	Horizon is able to procure the manufacture of the Products (as hereinafter defined) and supply the same.

(B)	Horizon has appointed Mundipharma’s Associate, Mundipharma International Corporation Limited (“MICL”), as its exclusive distributor and licensee of the Products in the Field in the Territory pursuant to the Exclusive Distribution Agreement between Horizon and MICL of even date herewith (the “Distribution Agreement”);

(C)	Mundipharma wishes Horizon to procure the manufacture of the Products and supply the same and has designated Mundipharma to purchase the Products from Horizon for distribution in accordance with the Distribution Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, in addition to the terms listed in the Recitals, the following terms shall have the following meanings:

“Associate(s)”	means with respect to either one of the parties, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said party, (b) is controlled by said party, or (c) is under common control with said party; the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof;

“Calendar Quarter”	means a calendar quarter ending on 31st March, 30th June, 30th September and 31st December in any calendar year;

“cGMP”	means the Rules Governing Medicinal Products in the European Union, Volume 4, Medicinal Products for Human and Veterinary Use Good Manufacturing Practices and Commission Directive 91/356/EEC of 13 June 1991, as amended from time to time;

“Commencement Date”	means the date of execution of this Agreement;

“Control”	means, with respect to any material, information, or intellectual property right, that a party owns or has a license to such material, information, or Intellectual Property right and has the ability to grant to the other party access, a license, or a sublicense (as applicable) to such material, information, or Intellectual Property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such party would be first required hereunder to grant to the other party such access, license, or sublicense.

“Delivery Address”	means the following address for delivery of the Product in bulk tablet form and ready for packaging by MICL and/ or its Associate or designee: European delivery address to be agreed within […***…] of the date of this agreement.

“Distribution Agreement”	has the meaning set out in the Recital B hereto;

“Finished Products”	means Product, packaged by Mundipharma for commercial release and sale and ready to be distributed under the trademark Lodotra™ or such other trademark determined by the parties under the Distribution Agreement;

“Horizon Intellectual Property”	means any and all Intellectual Property relating to the Product that is Controlled by Horizon as of the Commencement Date or during the Term including (without limitation) the Intellectual Property licensed from SkyePharma plc and/or Jagotec AG regarding GeoClock Technology and its use with corticosteroids, the patent filed […***…], the patent filed by […***…]

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(and any patents, divisional patents, supplementary protection certificates and extensions granted in relation to such applications) insofar as they relate to corticosteroids, and any know-how Controlled by Horizon relating to the Product including pharmacokinetic and clinical data, technical information, manufacturing formulae and methods and further techniques and designs of a confidential nature;

“Improvements”	means any improvement, modification or enhancement (including new presentation(s)) of or to modified release formulation of prednisone 1mg, 2mg, 5mg or any of its components or constituent parts and any related Horizon Intellectual Property (as defined above) which shall include all dosage strengths and line extensions to the Product and any improvement thereof;

“Intellectual Property”	means patents, divisional patents, patent continuations in whole and in part, supplementary protection certificates, designs, trademarks, domain names, service marks, logos, trade names, copyright, utility models, data, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Launch”	means for each country of the Territory the earlier of when MICL or one of its Associates initiates the first clinical study for the Product in such country or first launches the Product in that country in the Territory, in each case in accordance with the Distribution Agreement.

“Manufacturing” and “Manufacture”	means the totality of the following operations:

(a)      purchasing, supply and storage of active ingredients, excipients and packaging materials for Product;

(b)      checks performed on the active ingredients, excipients, packaging materials, for Products in bulk tablet form and their release;

(c)      production operations performed from the active ingredients and excipient stage to the semi-finished product stage of Product;

(d)      packaging, packing and labeling of Product in bulk tablet form;

(e)      analysis and release of batches of bulk Product and delivery of these batches, accompanied by certificates of compliance signed by a qualified person in the European Union; and

(f)      management and archiving of files relating to batches of the bulk Product, and retention of samples of Product for the period provided for in current laws and regulations;

“Manufacturing Premises”	means the facilities located at SkyePharma SAS, ZA de Chesnes Quest, 55 rue du Montmurier, BP 4538291 Saint-Quentin-Fallavier where the Third-Party Manufacturer shall manufacture bulk tablets of the Product or any other site approved by the Regulatory Authorities for the Manufacture of the Product in bulk tablet form;

“Product”	means the modified release formulation of prednisone 1mg, 2mg, 5mg in bulk tablet form and including Improvements in bulk tablet form;

“Registrations”	means any marketing authorisations granted under the relevant legislation in the Territory for the Manufacture, distribution and sale of the Finished Products;

“Regulatory Authority”	means any competent regulatory authority or other governmental body responsible for granting a marketing authorisation or pricing approval in the relevant country of the Territory;

“Specification”	means the applicable specifications for the Product in bulk tablet form as set forth in the Technical Agreement;

“Technical Agreement”	means the technical agreement to be entered into between Horizon Pharma GmbH and Mundipharma or its Associate within ninety (90) days as of the date of this Agreement;

“Territory”	means the countries listed in Schedule 1;

“Testing Premises”	means the facilities located at Phast GmbH Kardinal-Wendel-Str. l6; D-66424 Homburg / Saar, Germany where the Third-Party Tester shall test the Product in bulk tablet form or any other site approved by the Regulatory Authorities for the testing of the Product in bulk tablet form;

“Third Party”	means any person or entity other than Horizon and Mundipharma or an Associate of either of them;

“Third-Party Manufacturer”	means Jagotec AG or any other party appointed and approved by the Regulatory Authorities for the Manufacture of the Product in bulk tablet form;

“Third-Party Tester”	means Phast GmbH or any other party approved by the Regulatory Authorities for the testing of the Product in bulk tablet form.

2	Interpretation

2.1	Any reference in this Agreement to “writing” or cognate expressions includes a reference to facsimile transmission.

2.2	The headings in this Agreement are for convenience only and shall not affect its interpretation.

3	Duration

3.1	This Agreement shall take effect on the Commencement Date and shall continue in force for so long as the Distribution Agreement remains in effect and shall terminate on the date on which the Distribution Agreement terminates or expires unless this Agreement is earlier terminated in accordance with Clause 15.

4	Manufacture and Supply

4.1	Horizon shall supply the Product in bulk tablet form to Mundipharma, all in accordance with the applicable Specifications, the terms and conditions of this Agreement, and the Technical Agreement. For clarity, Mundipharma shall be responsible for packaging the Products for commercial release and preparing the same to be Finished Products in accordance with any applicable specifications for distribution and sale in the Territory.

4.2

Horizon shall fully exercise all of its rights under its agreement with the Third-Party Manufacturer at all times to take reasonable precautions in order to ensure that Horizon is able to satisfy Mundipharma’s estimated requirements of the Products in bulk tablet form for the next […***…] (as shown in the Firm Forecast pursuant to Clause 5). Without prejudice to Clause 4.3 below, Horizon shall promptly notify and keep Mundipharma informed about any manufacturing or supply problems that may affect Horizon’s ability to fulfill Mundipharma’s orders for the Products in a timely manner and use commercially reasonable efforts to resolve or work around such problems as soon as possible.

4.3	As soon as is reasonably practicable, Horizon shall identify, evaluate and select an organization capable of providing services substantially similar in nature, scope and quality to the services provided by the Third-Party Manufacturer (the “Alternative Third-Party Manufacturer”) and shall submit that Alternative Third-Party Manufacturer to the Regulatory Authorities for their approval. If the Alternative Third-Party Manufacturer selected by Horizon is not approved by the Regulatory Authorities, Horizon shall use all reasonable endeavours to select an alternative manufacturer acceptable to the Regulatory Authorities as soon as reasonably practicable. Following approval from the relevant authorities, Horizon shall enter into a legally-binding agreement with the Alternative Third-Party Manufacturer requiring the Alternative Third-Party Manufacturer to supply such services to Horizon upon reasonable notice.

4.4	Horizon shall provide the Alternative Third-Party Manufacturer with (or ensure that the Alternative Third-Party Manufacturer be provided with) any and all information, data, licences (including intellectual property licences), permissions, authorizations, resources, materials and a press-coater in advance as required by the Alternative Third-Party Manufacturer to provide the services under Clause 4.3.

4.5	If Horizon is unable to supply to Mundipharma the quantity of Product in bulk tablet form that Horizon is required to supply hereunder, Horizon (i) shall allocate its available Product among Mundipharma and any other purchasers of the Product with which Horizon then has

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an on-going contractual relationship, in proportion to the quantity of the Product for which each of them has orders pending at such time and (ii) shall take all reasonable steps necessary to minimize supply delays. The supply allocation provided in this Clause 4.5 and the procurement of an Alternative Third-Party Manufacturer in Clause 4.6, shall be Horizon’s sole obligation and Mundipharma’s sole and exclusive remedy for any supply shortage.

4.6	In the event that Horizon (having complied with Clauses 4.4 and 4.5) or its designee is unable or expects to be unable to supply the Product in bulk tablet form ordered by Mundipharma Horizon shall procure the provision of equivalent services from the Alternative Third-Party Manufacturer so as to enable Horizon to supply the Products in bulk tablet form in accordance with this Agreement. Following Horizon’s procurement of equivalent services from the Alternative Third-Party Manufacturer, that Alternative Third-Party Manufacturer shall be deemed the Third-Party Manufacturer for the purposes of Clauses 4.1 and 4.2 above and Horizon shall enter into good-faith discussions with Mundipharma during which the parties shall endeavour to agree on appropriate additional measures to be made in order to secure the continued and successful Manufacture and supply of the Product in bulk tablet form. Unless the parties agree upon alternative measures within a reasonable period of time, Horizon shall re-execute its obligations under Clauses 4.3 and 4.4 above in order to secure a new Alternative Third-Party Manufacturer.

4.7	Mundipharma shall package the Products and prepare them to be Finished Products in accordance with the applicable specifications for Finished Product set forth in the Technical Agreement.

5	Estimates and Orders

5.1

On the fifteenth (15th) of each month, Mundipharma shall provide Horizon an […***…] rolling forecast of Mundipharma’s estimated purchase of Product in bulk tablet form for the following […***…]. Each […***…] Rolling Forecast shall specify, on a monthly basis and segmented by dosage form, the total quantity of Product in bulk tablet form that Mundipharma expects to purchase from Horizon. No later than […***…] after receiving the […***…] Rolling Forecast, Horizon shall provide Mundipharma the expected delivery date(s) for Mundipharma’s order of Product in bulk tablet form in accordance with the Firm Forecast (as defined below).

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The estimates for the first […***…], of the […***…] Rolling Forecast shall be firm and represent Mundipharma’s obligation to Horizon to purchase such amount of Product in bulk tablet form (the “Firm Forecast”). The estimates for the remaining […***…] of such forecast shall be tentative (the “Tentative Forecast”).

The submission of each […***…] Rolling Forecast shall oblige Mundipharma to place a binding order for the quantity of Product set forth in […***…] in accordance with Clause 5.2. In each […***…] Rolling Forecast (other than the very first such forecast submitted under this Agreement), the quantity of Product set forth in […***…] shall be (i) within […***…] of the quantities of the Product set out in […***…] in the […***…] Rolling Forecast immediately preceding the most recent […***…] Rolling Forecast and (ii) within +/- […***…]% of the quantities set out in […***…] in the […***…] Rolling Forecast immediately preceding the […***…] Rolling Forecast referred to in (i).

This Clause 5.1 reflects the current terms of Horizon’s agreement with the Third-Party Manufacturer. If Horizon is able to modify the terms of its agreement with the Third-Party Manufacturer (and/or the Alternative Third-Party Manufacturer, if applicable), the relevant time periods in this Clause 5.1 shall be shortened by an equivalent amount.

In addition to the […***…] Rolling Forecast, on a yearly basis no later than November 30, Mundipharma shall also provide Horizon a non-binding five (5) year forecast that specifies Mundipharma’s expected purchase of Product in bulk tablet form for the following five (5) calendar years.

5.2	Mundipharma shall submit written orders seven (7) days prior to the first day of each Calendar Quarter in the amount of the Firm Forecast, provided that the minimum order size shall be […***…] units initially and […***…] units one (1) year after the launch of the Product in Australia, Korea or China, and, following written confirmation from Horizon, Horizon shall deliver such quantities of the Product in bulk tablet form to

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Mundipharma by the date(s) specified in such orders, which shall be within […***…] months after placement of the binding order but no less than […***…] after placement. If Mundipharma should require additional quantities of Products upon short notice, Horizon shall use its reasonable endeavours to meet such requirements, provided that a failure by Horizon to supply such additional quantities shall not be deemed a breach under this Agreement.

6	Prices and Payment

6.1	Subject to any price adjustment in accordance with Clause 6.2, Mundipharma shall purchase, and shall cause its Associates and their permitted sublicensees to purchase, the Product in bulk tablet form exclusively from Horizon at a unit price of […***…] per tablet plus transportation costs from the Third-Party Manufacturer to the Delivery Address and duties paid (the “Payment Price”). Such price is exclusive of Value Added Tax which, if applicable, shall be paid by Mundipharma at the prevailing rate.

6.2	Beginning January 1, 2012, the Payment Price shall be adjusted on an annual basis to reflect any increase in the Pharmaceutical Production Index PCU32541235412 for Pharmaceutical preparation manufacturing as defined by the U.S. Bureau of Labor Statistics for the prior calendar year.

6.3	Payment against invoices submitted by Horizon for the Product sold hereunder shall be made by Mundipharma within […***…] of the date of Horizon’s invoice.

6.4	All payments due to Horizon hereunder shall be made by wire transfer of immediately available funds in accordance with Clause 19.6. If Horizon does not receive payment of any sum due to it on or before the due date, interest at a rate per annum equal to the prime rate of interest plus […***…] as reported by The Wall Street Journal, or the highest rate permitted by applicable law, shall thereafter accrue on the sum due calculated on the number of days such payments are paid after the date such payments are due. Mundipharma shall pay all international, foreign, federal, state and local sales, use, property, excise and other taxes imposed on or with respect to the manufacture, sale, and delivery of Product in bulk tablet form to Mundipharma for and to Mundipharma hereunder, except taxes levied on Horizon’s net income.

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7	Storage and Delivery Arrangements

7.1	Horizon shall use all of its contractual rights to cause the Third-Party Manufacturer to safely and correctly store all raw materials, excipients, intermediate products and preparations, and packaging material used in the Manufacture of the Products in bulk tablet form whilst in the possession of the Third-Party Manufacturer. Horizon shall sign (or will have signed) technical agreements with Third-Party Manufacturer and the Alternative Third-Party Manufacturer to assure appropriate storage under cGMP.

7.2	Horizon shall deliver the Products in bulk tablet form DDP (INCOTERMS 2000) to the Delivery Address. After delivery Mundipharma shall be responsible for the appropriate storage and shipment of Product and shall comply with the written shipment and storage conditions provided by Horizon in the Technical Agreement.

8	Manufacturing Processes

8.1	Horizon shall use all of its contractual rights to cause the Third-Party Manufacturer at all times to operate in accordance with the criteria defined in the Technical Agreement and in compliance with the Registrations and cGMP and all other relevant regulations and legislation. Horizon shall regularly audit the Third-Party Manufacturer and endeavour to ensure that they receive regular inspections by the relevant Medicines Inspectorate to ensure that the Manufacturing processes are always in conformity with such requirements.

8.2	The parties shall enter into the Technical Agreement as soon as practicable after the Commencement Date but no later than ninety (90) days after the Commencement Date.

8.3	Any delivery of the Products to Mundipharma or its designee must be first analyzed by the Third-Party Tester or Horizon and released by the Third-Party Tester or Horizon’s Qualified Person (the “QP”), or a person acting on Horizon’s authority in the capacity of person responsible for quality assurance. This QP shall draw up a written report certifying the conformity of the delivery to the conditions specified in the Technical Agreement.

9	Quality of the Products, Inspection and Recalls

9.1	Horizon will use its reasonable endeavours to ensure that the Product in bulk tablet form shall upon delivery to the Delivery Address meet the Specifications applicable to bulk Product.

9.2	Mundipharma shall inspect the Products delivered within five (5) business days of receiving delivery and shall inform the party effecting the delivery (with a copy to Horizon) within such five day period of any shortages or any failures to meet the applicable Specifications that are visible on inspection. Should Mundipharma subsequently become aware of any shortage or failure to meet the Specifications, it shall inform Horizon within five (5) business days of becoming so aware of the same, sufficiently specifying the alleged non-compliance and the quantities of Product affected. Notwithstanding the foregoing, Mundipharma shall have no right to reject or return, and Horizon shall have no obligation to replace, any Product shortage or Specification failure if Mundipharma notifies Horizon of the same later than fifty (50) days after delivery of such Product. Failure to comply with the duty to inform Horizon of any such failures (including latent defects) within the timeframes provided in this Clause 9.2 shall result in Mundipharma forfeiting its right to a replacement of the relevant non-conforming Products under Clause 9.3 below. Horizon shall not be liable for any non-conformance of the Product arising from the shipment, storage, or handling of the Product by Mundipharma.

9.3	In the event that any of the Products fail to meet the Specifications and Mundipharma informs Horizon within the timeframes provided in Clause 9.2 and Horizon agrees with Mundipharma’s claim, Horizon shall replace the non-conforming Products free of charge. If Horizon disputes Mundipharma’s claim that the Products fail to meet the applicable Specifications or that Horizon should be liable for the non-conformance, such dispute shall be resolved by an independent testing organization or consultant as mutually agreed by the parties, which agreement shall not be unreasonably withheld or delayed by either party. The determination of such organization or consultant shall be final and binding upon the parties and cost thereof shall be paid by the party against whom the determination is made. Horizon’s sole obligation, and Mundipharma’s sole and exclusive remedy, for any failure of the Products to meet the applicable Specifications shall be as set forth in this Clause 9.3.

9.4	The Product in bulk tablet form shall have a minimum shelf life of at least […***…] from the date of delivery to Mundipharma or its designee.

9.5	In the event that a recall or a withdrawal of any of the Products is required by any governmental or Regulatory Authority in the Territory, or if a recall or withdrawal of any of the Products or suspension of sales of any of the Products is reasonably deemed advisable by Mundipharma, then such recall, withdrawal or suspension, as applicable, shall be implemented and administered by Mundipharma (and/or its designee) in a manner that is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the applicable governmental or Regulatory Authority, as well as accepted trade practices. For the avoidance of doubt: Mundipharma shall at all times and before taking any action — unless action is required to be taken immediately without consultation to avoid material damage — inform Horizon about the underlying facts, the action Mundipharma intends to take as well the reasons for such actions and meet with the QP and/or Horizon’s management to discuss the most appropriate course of action. Details for such prior consultation shall be as set forth in the Technical Agreement. In the event that a course of action cannot be agreed between Horizon and Mundipharma, the final decision to recall product rests with Mundipharma alone as Marketing Authorisation holder within the Territory.

9.6	The party responsible for the circumstances giving rise to the recall, withdrawal or suspension shall pay the administrative costs and expenses for the same. If neither party is at fault, both parties are at fault or fault cannot be determined, each party shall bear fifty percent (50%) of the administrative costs and expenses; provided that nothing herein shall limit either party’s indemnification obligations set forth in Clause 11.

10	Access and Right to Audit

10.1	Horizon shall ensure that Mundipharma has reasonable access to Horizon, or whoever is responsible for the release of Product through its authorized QP, on reasonable prior notice at reasonable times during normal business hours to inspect its quality control systems for the purpose of ensuring compliance with the Registrations, cGMP and any other relevant legislation. Details are set forth in the Technical Agreement.

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11	Indemnity

11.1

Horizon shall indemnify and hold harmless Mundipharma and its employees against legal liability for costs, claims and damages in respect of any death and personal injury, damage or loss which may be caused by the use of the Products to the extent that any such death or personal injury, damage or loss is brought by a Third Party and is due to negligence or fault on the part of Horizon, its Associates or their sub-contractors or any of their respective employees. Horizon shall keep in force insurance to provide […***…] cover in respect of the risks referred to in this clause.

11.2	Mundipharma shall indemnify and hold harmless Horizon and its employees against legal liability for costs, claims and damages in respect of any death and personal injury, damage or loss which is brought by a Third Party and may be caused by Mundipharma’s activities under this Agreement other than the use of the Products to the extent that any such death or personal injury, damage or loss is brought by a Third Party and is due to negligence on the part of Mundipharma or its employees, its Associates or their sub-contractors. Mundipharma shall keep in force insurance to provide […***…] cover in respect of the risks referred to in this clause.

12	Confidentiality

12.1	The parties and their Associates shall keep strictly confidential, other than disclosures to Associates and financial and legal advisors for purposes related to this Agreement, and shall not publish or otherwise divulge or use for any purpose other than as contemplated by this Agreement:

12.1.1             any confidential information received from the other party pursuant to this Agreement except such which:

12.1.1.1          can be shown to have been known to the receiving party prior to disclosure by the providing party,

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12.1.1.2          is now, or comes into, the public domain by publication or otherwise without the fault of the party seeking exemption from this Clause 12, or

12.1.1.3          is made known to the receiving party on a non-confidential basis from another source under no obligation to the providing party.

12.2	The obligations in this Clause 12 shall survive this Agreement.

12.3	Notwithstanding the foregoing, either party may disclose confidential information to governmental agencies or by court order to the extent that this is required by law, regulatory or judicial order, or desirable in proceedings to obtain marketing approval for the Product, to outside consultants, advisers, agents, sub-licensees and to non-clinical and clinical investigators provided the relevant persons are subject to a secrecy agreement, which mirrors the secrecy agreement of this Clause 12. In the event that a disclosure is required by law, regulation, or judicial order, the party obligated to disclose shall promptly inform the other party about such required disclosure and provide the other party an opportunity to challenge or limit the disclosure obligations and the party disclosing confidential information pursuant to law, regulation, or judicial order shall take all steps reasonably necessary, including seeking confidential treatment or a protective order to ensure the continued confidential treatment of such information.

12.4	Notwithstanding the foregoing, Horizon may disclose confidential information to the Third-Party Manufacturer and/or Alternative Third-Party Manufacturer in accordance with its agreements with such Third Parties.

12.5	Each of the parties to this Agreement shall be responsible for the imposition of the confidentiality provisions provided for in this Clause 12 upon its own staff, its Associates, consultants and others prior to disclosing any confidential information in relation to the Product or its mode of manufacture.

12.6	All written information in connection with the subject matter of this Agreement disclosed by either party prior hereto shall be deemed to be subject to this Clause 12 unless it falls under an exception described in Clauses 12.1.1.1 through 12.1.1.3.

13	Force Majeure

Neither party shall have any liability to the other in respect of any failure to carry out its obligations under this Agreement where such failure is due to an event of Force Majeure, provided, however, that the party affected shall promptly notify the other party of the Force Majeure and shall exert all reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligation with all possible speed. For the purpose of this clause an event of Force Majeure means an act, event, non-occurrence, omission or accident beyond the reasonable control of the parties including (without limitation) strikes, lock-outs or other industrial action; civil commotion, riot, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war; or fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural disaster.

In the event of force majeure, the affected party shall keep the other party fully informed and shall use its best efforts to comply to the fullest extent possible with its obligation pursuant to this Agreement and subject to the use of such best efforts the time for performance of the obligation(s) prevented by the force majeure event shall be extended by a period equivalent to that during which performance is prevented, provided that if the event of force majeure shall continue for more than […***…], the other party shall be entitled to terminate this Agreement and/or any order made pursuant to this Agreement.

14	Assignment

Neither this Agreement nor any interest herein shall be assigned or encumbered in any way by a party without the other party’s prior written consent, which shall not be unreasonably withheld or delayed; provided however that a party may assign this Agreement, in whole or in part, without the other party’s prior written consent, to an Associate. The assigning party shall remain responsible in addition to the party receiving assignment for the full and timely performance of this Agreement.

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In the event that a party experiences a Change of Control (as defined below) the other party shall have the right to terminate this Agreement by giving not less than […***…] month’s written notice of termination to the party experiencing such Change of Control provided that such terminating party provide notice of termination within the […***…] month period immediately following the Change of Control. “Change of Control” as used in this Clause 14 means, with respect to a party: (1) the sale of all or substantially all of such party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such party in which the voting securities of such party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert (other than financial investment groups who do not have a primary business for the development and/or commercialization of pharmaceutical products) acquire more than fifty percent (50%) of the voting equity securities or management control of such party.

15	Termination

15.1	Either party shall be entitled to terminate this Agreement by written notice to the other if:

(i)

that other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach (whether in respect of an individual Product or generally) which is capable of remedy, fails to remedy the same within […***…] if the breach is a failure to pay under this Agreement) of receipt of written notice giving full particulars of the breach and the action required to remedy such breach (and if such notice relates to an individual Product then this Agreement shall be terminated in respect of that Product only); or

(ii)	that other party becomes insolvent, make an arrangement or composition for the benefit of creditors, or in the event that its assets become subject to a receivership, administration or liquidation or come under the control of a receiver, administrator or liquidator or other official appointed by a court or other governmental body or a like event should occur in any jurisdiction.

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15.2	Termination shall operate without prejudice to the rights and obligations of either party in relation to the other which have accrued prior to the date on which the term hereof expires and in the event of the termination of this Agreement if any order for Products has already been dispatched prior to the date of termination, Mundipharma shall take delivery of and make payment for such Products as herein provided but if any order has not been dispatched prior to such date Horizon shall not be bound to dispatch it.

15.3	Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement provided however that the indemnity under Clause 11 and the obligation of confidentiality in Clause 12 shall continue after termination.

16	Notices

Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given, and effective upon the date of dispatch, if delivered in person or by internationally recognized courier service or transmitted by facsimile, provided, that in the case of facsimile delivery, such notice shall be confirmed by certified or registered mail, return receipt requested, addressed to the addresses of the parties shown at the top of this Agreement or to such other address or addresses as may be specified from time to time by written notice.

17	Choice of Law

THE VALIDITY INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT ITS AMENDMENTS AND EACH OF ITS PROVISIONS SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH SWISS SUBSTANTIVE LAW.

18	Arbitration

ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, INCLUDING THE VALIDITY, INVALIDITY, BREACH OR TERMINATION THEREOF, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE SWISS RULES OF INTERNATIONAL ARBITRATION OF THE SWISS CHAMBERS OF COMMERCE IN FORCE ON THE DATE WHEN THE NOTICE OF ARBITRATION IS SUBMITTED IN ACCORDANCE WITH THESE RULES. THE NUMBER OF ARBITRATORS SHALL BE THREE. THE SEAT OF ARBITRATION SHALL BE ZURICH. THE ARBITRAL PROCEEDINGS SHALL BE CONDUCTED IN ENGLISH.

19	General

19.1	Nothing in this Agreement shall create or be deemed to create a partnership, agency or joint venture between the parties.

19.2	This Agreement (and the other agreements referred to herein) contains the entire agreement among Horizon, Mundipharma and MICL with respect to the subject matter hereof and supersedes all previous agreements and understandings among such parties with respect thereto.

19.3	Any variation of this Agreement shall be effective only if agreed in writing and signed by duly authorised representatives of the parties.

19.4	The waiver of any right herein contained by either party shall not be construed as a waiver of the same right at a future date or as a waiver of any other right herein contained.

19.5	Nothing in this Agreement is intended to nor shall it confer an enforceable benefit on any Third-Party.

19.6

All invoices to be issued by Horizon will be denominated in EURO (€) and any amounts referred to in this Agreement is intended to be denominated in EURO (€). In case any currency conversion is required the parties will refer to the average Euro foreign exchange reference rates, as published by the European Central Bank, for the previous […***…]

***Confidential Treatment Requested

19.20	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

20	Invalidity and Severability

20.1	If any provision of this Agreement shall be found by any arbitral tribunal, court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect.

20.2	The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic legal and commercial objectives of the invalid or unenforceable provisions.

21	Announcements

Unless required by law or by any applicable regulation, including without limitation disclosure requirements to the United States Securities Exchange Commission, neither of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior agreement of the other both as to the timing and text of such statement or announcement.

In WITNESS WHEREOF the PARTIES hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Commencement Date.

HORIZON PHARMA AG By: /s/ Timothy Walbert Name: Timothy P. Walbert Title: Chairman, President & Chief Executive Officer By: /s/ Robert De Vaere Name: Robert J. De Vaere Title: Chief Financial Officer	MUNDIPHARMA MEDICAL COMPANY By: /s/ Douglas Docherty Name: Douglas Docherty Title: General Manager

SCHEDULE 1

THE TERRITORY

Australia

China

Hong Kong

Indonesia

Korea

Malaysia

New Zealand

Philippines

Singapore

South Africa

Taiwan

Thailand

Vietnam